Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Second Amended and Restated Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan of our reports dated February 19, 2016 with respect to the Consolidated Financial Statements of Bank of the Ozarks, Inc. and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Bank of the Ozarks, Inc. for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

Atlanta, Georgia

May 17, 2016